US-DOCS\150507589.3 1271 Avenue of the Americas New York, New York 10020-1401 Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com FIRM / AFFILIATE OFFICES Austin Milan Beijing Munich Boston New York Brussels Orange County Century City Paris Chicago Riyadh Dubai San Diego Düsseldorf San Francisco Frankfurt Seoul Hamburg Silicon Valley Hong Kong Singapore Houston Tel Aviv London Tokyo Los Angeles Washington, D.C. Madrid May 9, 2024 Funko, Inc. 2802 Wetmore Avenue Everett, Washington 98201 Re: Registration Statement on Form S-8; 1,500,000 shares of Class A Common Stock, par value $0.0001 per share, of Funko, Inc. To the addressee set forth above: We have acted as special counsel to Funko, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S–8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) filed with the SEC on May 9, 2024, relating to the issuance of up to 1,500,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), which may be issued pursuant to the Company’s 2024 Inducement Award Plan (the “2024 Inducement Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the Shares. As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the General Corporation Law of the State of Delaware, as amended (the “DCGL”), and we express no opinion with respect to any other laws. Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the 2024 Inducement Plan, assuming in each case that the individual grants or awards under the 2024 Inducement Plan are duly authorized by all necessary corporate action

May 9, 2024 Page 2 US-DOCS\150507589.3 and duly granted or awarded and exercised in accordance with the requirements of law and the 2024 Inducement Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. Sincerely, /s/ Latham & Watkins LLP